                                                                   EXHIBIT 17(b)

                                                             [LOGO APPEARS HERE]
Excelsior Money Market Funds

Institutional Shares

Prospectus

August 1, 1999

Excelsior Funds, Inc.

Money Fund
Government Money Fund

Investment Adviser
United States Trust Company of New York
U.S. Trust Company


The Securities and Exchange Commission has not approved or disapproved any Fund shares or determined whether this prospectus is accurate or complete. It is a crime for anyone to tell you otherwise.


                                                             [LOGO APPEARS HERE]

Table of Contents

Excelsior Funds, Inc. is a mutual fund family that offers shares in separate investment portfolios which have individual investment goals and strategies. This prospectus gives you important information about the Institutional Shares of the Money Fund and Government Money Fund (each, a Fund) that you should know before investing. Please read this prospectus and keep it for future reference.

This prospectus has been arranged into different sections so that you can eas-ily review this important information. On the next page, there is some general information you should know about the Fund. For more detailed information about the Fund, please see:

                                                                            Page
Money Fund...........................................................          4
Government Money Fund................................................          6
More Information About Risk..........................................          8
Each Fund's Other Investments........................................          8
The Investment Adviser...............................................          8
Purchasing, Selling and Exchanging Fund Shares.......................          9
Dividends, Distributions and Taxes...................................         11
How to Obtain More Information About Excelsior Funds ................ Back Cover

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 .......................................
                                      ................................
Information Common To All Funds
Each Fund is a mutual fund. A mutual fund pools shareholders' money and, using professional investment managers, invests it in securities.

Each Fund has its own investment goal and strategies for reaching that goal. The investment managers invest Fund assets in a way that they believe will help a Fund achieve its goal. Still, investing in each Fund involves risk and there is no guarantee that a Fund will achieve its goal. An investment manager's judgments about the markets, the economy, or companies may not anticipate ac-tual market movements, economic conditions or company performance, and these judgments may affect the return on your investment. A Fund share is not a bank deposit and it is not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC) or any government agency.

The Funds try to maintain a constant price per share of $1.00, but there is no guarantee that a Fund will achieve this goal.

      Money Fund                                             [LOGO APPEARS HERE]
      -----------------------------------------------------------------


 ..........................................................

 FUND SUMMARY

 Investment Goal Current income
 consistent with preserving
 capital and maintaining
 liquidity

 Investment Focus Money market
 instruments

 Share Price Volatility Very
 low

 Principal Investment
 Strategy Investing in a
 portfolio of high quality
 short-term debt securities
 designed to allow the Fund to
 maintain a stable net asset
 value per share

 Investor Profile Conservative
 institutional investors
 seeking current income from
 their investment

Investment Objective
The Money Fund seeks as high a level of current income as is consistent with liquidity and stability of principal.

Investment Strategy of the Money Fund
The Money Fund invests substantially all of its assets in high quality U.S. dollar-denominated money market instruments, such as bank certificates of de-posit, bankers' acceptances, commercial paper, corporate debt, mortgage-backed securities, obligations issued or guaranteed by the U.S. government and its agencies and instrumentalities and fully collateralized repurchase agreements. In managing the Fund, the Adviser assesses current and projected market condi-tions, particularly interest rates. Based on this assessment, the Adviser uses gradual shifts in portfolio maturity to respond to expected changes and selects securities that it believes offer the most attractive risk/return trade off.

The Fund invests only in money market instruments with a remaining maturity of 13 months or less that the Adviser believes present minimal credit risk. The Fund maintains an average weighted remaining maturity of 90 days or less and broadly diversifies its investments as to maturities, issuers and providers of credit support.

Principal Risks of Investing in the Money Fund
The prices of the Fund's fixed income securities respond to economic develop-ments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers, including governments. Generally, the Fund's fixed income securities will decrease in value if interest rates rise.

An investment in the Fund is subject to income risk, which is the possibility that the Fund's yield will decline due to falling interest rates. Your invest-ment is also subject to the risk that the investment return generated by the Fund may be less than the rate of inflation. A Fund share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. Although a money market fund seeks to keep a constant price per share of $1.00, you may lose money by investing in the Fund.

The mortgages underlying mortgage-backed securities may be paid off early, which makes it difficult to determine their actual maturity and therefore cal-culate how they will respond to changing interest rates.

Performance Information
Institutional Shares of the Fund have less than one calendar year's perfor-mance. For this reason, the performance information shown below is for the Fund's other class of shares (Shares) that is not offered in this prospectus. The Fund's Institutional Shares and Shares would have substantially similar an-nual returns, because both share classes are invested in the same portfolio of securities. Annual returns will differ only to the extent that Institutional Shares and Shares do not have the same expenses. In reviewing this performance information, however, you should be aware that Shares have a 0.40% (annualized) Administrative Servicing Fee, while Institutional Shares have a 0.15% (annualized) Administrative Servicing Fee. If the expenses of the Institutional Shares were reflected, performance would be higher.

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 .......................................
                                      ................................

The bar chart and the performance table below illustrate the risks and volatil-ity of an investment in the Fund. Of course, the past performance of Shares of the Fund does not necessarily indicate how the Fund will perform in the future.

This bar chart shows changes in the performance of the Fund's Shares from year to year.


   [THE TABLE BELOW WAS REPRESENTED IN THE PRINTED MATERIAL AS A BAR GRAPH]

                                1989            9.03%
                                1990            8.14%
                                1991            6.01%
                                1992            3.96%
                                1993            2.83%
                                1994            3.91%
                                1995            5.60%
                                1996            5.02%
                                1997            5.21%
                                1998            5.16%

                             Best Quarter Worst Quarter
                                2.33%         0.68%
                              (6/30/89)     (12/31/93)

The Fund's performance for the six month period ending June 30, 1999 was 1.89%.

This table shows the average annual total returns of the Fund's Shares for the periods ended December 31, 1998.

                         1     5    10
                      Year Years Years
--------------------------------------
Money Fund (Shares)  5.15% 4.97% 5.56%

Call 1-800-861-3430 for the Fund's most current 7-day yield.

Fund Fees and Expenses
Every mutual fund has operating expenses to pay for services such as profes-sional advisory, shareholder, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold Institutional Shares of the Fund.

Annual Fund Operating Expenses
(expenses that are deducted from Fund assets)

                                       Institutional Shares
Management Fees                                       0.25%
Other Expenses
 Administrative Servicing Fee              0.15%
 Other Operating Expenses                  0.22%
Total Other Expenses                                  0.37%
------------------------------------------------------------
Total Annual Fund Operating Expenses                  0.62%*

* The Fund's annual operating expenses are based on actual fees and estimated expenses for the current fiscal year. The Fund's actual total annual fund op-erating expenses for the most recent fiscal year would have been less than the amount shown above as a result of the Adviser's voluntary fee waivers. The Adviser has voluntarily agreed to waive its investment advisory fee or other fees in an amount equal to the administrative servicing fee paid by the Fund. The Adviser may discontinue all or part of these waivers at any time. With these fee waivers, the Fund's actual total operating expenses would have been 0.25%. For more information about these fees, see "Investment Adviser."

Example
This Example is intended to help you compare the cost of investing in Institu-tional Shares of the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in Institutional Shares of the Fund for the time periods indicated and that you sell your shares at the end of the pe-riod.

The Example also assumes that each year your investment has a 5% return and Fund expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in Institutional Shares of the Fund would be:

     1 Year 3 Years 5 Years 10 Years
------------------------------------
        $63  $199    $346     $774

      Government Money Fund                                  [LOGO APPEARS HERE]
      -----------------------------------------------------------------


 .....................................................

 FUND SUMMARY

 Investment Goal Current income
 consistent with preserving
 capital and maintaining
 liquidity

 Investment Focus Money market
 instruments issued or
 guaranteed by the U.S.
 government, its agencies and
 instrumentalities

 Share Price Volatility Very
 low

 Principal Investment
 Strategy Investing in a
 portfolio of high quality
 short-term debt securities
 issued by the U.S. government,
 its agencies and
 instrumentalities designed to
 allow the Fund to maintain a
 stable net asset value per
 share

 Investor Profile Conservative
 institutional investors
 seeking current income from
 their investment

Investment Objective
The Government Money Fund seeks as high a level of current income as is consis-tent with liquidity and stability of principal.

Investment Strategy of the Government Money Fund
The Government Money Fund invests substantially all of its assets in high qual-ity U.S. dollar-denominated money market instruments, including mortgage-backed securities, issued or guaranteed by the U.S. government, its agencies and in-strumentalities and fully collateralized repurchase agreements. In managing the Fund, the Adviser assesses current and projected market conditions, particu-larly interest rates. Based on this assessment, the Adviser uses gradual shifts in portfolio maturity to respond to expected changes and selects securities that it believes offer the most attractive risk/return trade off.

The Fund invests only in money market instruments with a remaining maturity of 13 months or less that the Adviser believes present minimal credit risk. The Fund maintains an average weighted remaining maturity of 90 days or less and broadly diversifies its investments among securities with various maturities.

Principal Risks of Investing in the Government Money Fund
The prices of the Fund's fixed income securities respond to economic develop-ments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers, including governments. Generally, the Fund's fixed income securities will decrease in value if interest rates rise.

An investment in the Fund is subject to income risk, which is the possibility that the Fund's yield will decline due to falling interest rates. Your invest-ment is also subject to the risk that the investment return generated by the Fund may be less than the rate of inflation. A Fund share is not a bank deposit and is not insured or guaranteed by the FDIC or any government agency. Although a money market fund seeks to keep a constant price per share of $1.00, you may lose money by investing in the Fund.

The Fund's U.S. Government securities are not guaranteed against price move-ments due to changing interest rates. Obligations issued by some U.S. Govern-ment agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources.

The mortgages underlying mortgage-backed securities may be paid off early, which makes it difficult to determine their actual maturity and therefore cal-culate how they will respond to changing interest rates.

      -------------------------------------------------------------

 .......................................
                                      ................................

Performance Information
Institutional Shares of the Fund have less than one calendar year's perfor-mance. For this reason, the performance information shown below is for the Fund's other class of shares (Shares) that is not offered in this prospectus. The Fund's Institutional Shares and Shares would have substantially similar an-nual returns, because both share classes are invested in the same portfolio of securities. Annual returns will differ only to the extent that Institutional Shares and Shares do not have the same expenses. In reviewing this performance information, however, you should be aware that Shares have a 0.40% (annualized) Administrative Servicing fee, while Institutional Shares have a 0.15% (annualized) Administrative Servicing fee. If the expenses of the Institutional Shares were reflected, performance would be higher.

The bar chart and the performance table below illustrate the risks and volatil-ity of an investment in the Fund. Of course, the past performance of Shares of the Fund does not necessarily indicate how the Fund will perform in the future.

This bar chart shows changes in the performance of the Fund's Shares from year to year.

   [THE TABLE BELOW WAS REPRESENTED IN THE PRINTED MATERIAL AS A BAR GRAPH]

                                1989            8.88%
                                1990            7.98%
                                1991            5.80%
                                1992            3.95%
                                1993            2.77%
                                1994            3.83%
                                1995            5.54%
                                1996            4.99%
                                1997            5.09%
                                1998            5.15%

                              Best Quarter Worst Quarter
                                 2.58%         0.67%
                               (12/31/95)    (6/30/93)

The Fund's performance for the six month period ending June 30, 1999 was 1.89%.

This table shows the Fund's average annual total returns of the Fund's Shares for the periods ended December 31, 1998.

                                    1     5    10
                                 Year Years Years
-------------------------------------------------
Government Money Fund (Shares)  5.15% 4.91% 4.75%

Call 1-800-861-3430 for the Fund's most current 7-day yield.
Fund Fees and Expenses
Every mutual fund has operating expenses to pay for services such as profes-sional advisory, shareholder, administration and custody services and other costs of doing business. This table describes the fees and expenses that you may pay if you buy and hold Institutional Shares of the Fund.

Annual Fund Operating Expenses
(expenses that are deducted from Fund assets)

                                    Institutional Shares
Management Fees                            0.25%
Other Expenses
 Administrative Servicing Fee 0.15%
 Other Operating Expenses     0.22%
Total Other Expenses                       0.37%
--------------------------------------------------------
Total Annual Fund Operating
 Expenses                                  0.62%*

* The Funds annual operating expenses are based on actual fees and estimated expenses for the current fiscal year. The Fund's actual total annual fund op-erating expenses for the most recent fiscal year would have been less than the amount shown above as a result of the Adviser's voluntary fee waivers. The Adviser has voluntarily agreed to waive its investment advisory fee or other fees in an amount equal to the administrative servicing fee paid by the Fund. The Adviser may discontinue all or part of these waivers at any time. With these fee waivers, the Fund's actual total operating expenses have been 0.25%. For more information about these fees, see "Investment Adviser."

Example
This Example is intended to help you compare the cost of investing in Institu-tional Shares of the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in Institutional Shares of the Fund for the time periods indicated and that you sell your shares at the end of the pe-riod.

The Example also assumes that each year your investment has a 5% return and Fund expenses remain the same. Although your actual costs and returns might be different, your approximate costs of investing $10,000 in Institutional Shares of the Fund would be:

     1 Year 3 Years 5 Years 10 Years
------------------------------------
        $63    $199    $346     $774

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 .......................................
                                      ................................
More Information About Risk

Fixed Income Risk
(All Funds) The market value of fixed income investments change in response to interest rate changes and other factors. During periods of falling interest rates, the values of outstanding fixed income securities generally rise. More-over, while securities with longer maturities tend to produce higher yields, the prices of longer maturity securities are also subject to greater market fluctuations as a result of changes in interest rates.

 Call Risk
 (All Funds) During periods of falling interest rates, certain debt obliga-tions with high interest rates may be prepaid (or "called") by the issuer prior to maturity. This may cause a Fund's average weighted maturity to fluc-tuate, and may require a Fund to invest the resulting proceeds at lower in-terest rates.

 Credit Risk
 (All Funds) The possibility that an issuer will be unable to make timely pay-ments of either principal or interest.

 Event Risk
 (All Funds) Securities may suffer declines in credit quality and market value due to issuer restructurings or other factors. This risk should be reduced because of the Fund's multiple holdings.

Mortgage-Backed Securities
(All Funds) Mortgage-backed securities are fixed income securities representing an interest in a pool of underlying mortgage loans. They are sensitive to changes in interest rates, but may respond to these changes differently from other fixed income securities due to the possibility of prepayment of the un-derlying mortgage loans. As a result, it may not be possible to determine in advance the actual maturity date or average life of a mortgage-backed security. Rising interest rates tend to discourage refinancings, with the result that the average life and volatility of the security will increase, exacerbating its de-crease in market price. When interest rates fall, however, mortgage-backed se-curities may not gain as much in market value because of the expectation of ad-ditional mortgage prepayments that must be reinvested at lower interest rates. Prepayment risk may make it difficult to calculate the average maturity of a portfolio of mortgage-backed securities and, therefore, to assess the volatil-ity risk of that portfolio.

Year 2000 Risk
(All Funds) The Funds depend on the smooth functioning of computer systems in almost every aspect of their business. Like other mutual funds, businesses and individuals around the world, the Funds could be adversely affected if the com-puter systems used by their service providers do not properly process dates on and after January 1, 2000, and distinguish between the year 2000 and the year 1900. This is commonly known as the "Year 2000 Problem." The Adviser and the Funds' other service providers advise that they are taking steps to address the Year 2000 Problem with respect to the computer systems that they use. Current-ly, they do not anticipate that the transition to the 21st Century will have any material impact on their ability to continue to service the Funds at cur-rent levels. At this time, however, there can be no assurance that their ef-forts will be sufficient to avoid any adverse impact on the Funds as a result of the Year 2000 Problem. In addition, the Funds and their shareholders may ex-perience losses as a result of computer difficulties experienced by issuers of portfolio securities or third parties, such as custodians, banks, broker-dealers or others with which the Funds do business.

Each Fund's Other Investments
In addition to the investments and strategies described in this prospectus, each Fund also may invest in other securities, use other strategies and engage in other investment practices. These investments and strategies, as well as those described in this prospectus, are described in detail in our Statement of Additional Information. Of course, a Fund cannot guarantee that it will achieve its investment goal.

Investment Adviser
United States Trust Company of New York and U.S. Trust Company (together, U.S. Trust or the Adviser) serve as investment adviser to each Fund. United States Trust Company of New York is a state-chartered bank and trust company and a member bank of the Federal Reserve System. U.S. Trust Company is a Connecticut state bank and trust company. Each is a wholly-owned subsidiary of U.S. Trust Corporation, a registered bank holding company.

U.S. Trust is one of the oldest investment management companies in the country. Since 1853, U.S. Trust has been a leader in wealth management for sophisticated investors providing trust and banking services to individuals, corporations and institutions, both nationally and

      -------------------------------------------------------------

 .......................................
                                      ................................
internationally, including investment management, estate and trust administra-tion, financial planning, corporate trust and agency banking, and personal and corporate banking. On December 31, 1998, U.S. Trust had approximately $65 bil-lion in aggregate assets under management. United States Trust Company of New York has its principal offices at 114 W. 47th Street, New York, NY 10036. U.S. Trust Company has its principal offices at 225 High Ridge Road, East Building, Stamford, CT 06905.

The Adviser makes investment decisions for each Fund and continuously reviews, supervises and administers each Fund's investment program.

The Board of Directors of Excelsior Funds, Inc. supervises the Adviser and es-tablishes policies that the Adviser must follow in its management activities.

For the fiscal year ended March 31, 1999, U.S. Trust received advisory fees, as a percentage of average daily net assets, of:

Money Fund             0.20%
Government Money Fund  0.22%

Purchasing, Selling and Exchanging Fund Shares
This section tells you how to buy, sell (sometimes called "redeem") or exchange Institutional Shares of the Funds.

Institutional Shares
 . No sales charge
 . No 12b-1 fees
 . No minimum initial or subsequent investment

Institutional Shares are offered only to financial institutions investing for their own or their customers' accounts. For information on how to open an ac-count and set up procedures for placing transactions call (800) 909-1989 (from overseas, call (617) 557-1755). Customers of financial institutions should con-tact their institutions for information on their accounts.

How to Purchase Fund Shares
You may purchase shares directly by:
 . Mail
 . Telephone, or
 . Wire

To purchase shares directly from us, please call (800) 909-1989 (from overseas, call (617) 557-1755), or complete and send in the enclosed application to Ex-celsior Funds, c/o Chase Global Funds Services Company, P.O. Box 2798, Boston, MA 02208-2798. Unless you arrange to pay by wire, write your check, payable in U.S. dollars, to "Excelsior Funds" and include the name of the appropriate Fund(s) on the check. A Fund cannot accept third-party checks, credit card checks or cash. To purchase shares by wire, please call us for instructions. Federal funds and registration instructions should be wired through the Federal Reserve System to:

The Chase Manhattan Bank
ABA #021000021
Excelsior Funds
Credit DDA 910-2-733046
[Account Registration]
[Account Number]
[Wire Control Number]

Investors making initial investments by wire must promptly complete the en-closed application and forward it to the address indicated on the application. Investors making subsequent investments by wire should follow the above in-structions.

You may also buy shares through accounts with brokers and other institutions that are authorized to place trades in Fund shares for their customers. If you invest through an authorized institution, you will have to follow its proce-dures. Your institution may charge a fee for its services, in addition to the fees charged by the Fund. You will also generally have to address your corre-spondence or questions regarding a Fund to your institution.

The Funds' distributor may institute promotional incentive programs for deal-ers, which will be paid for by the distributor out of its own assets and not out of the assets of the Funds. Under any such program, the distributor may provide incentives, in the form of cash or other compensation, including mer-chandise, airline vouchers, trips and vacation packages, to dealers selling shares of a Fund. If any such program is made available to any dealer, it will be made available to all dealers on the same terms.

General Information
You may purchase shares on any day that the New York Stock Exchange (NYSE) and the Adviser are open for business (a "Business Day"). A Fund may reject any purchase request if it is determined that accepting the request would not be in the best interests of the Fund or its shareholders.

      -------------------------------------------------------------

 .......................................
                                      ................................

The price per share (the offering price) will be the net asset value per share
(NAV) next determined after a Fund receives your purchase request in good or-der. We consider requests to be in "good order" when all required documents are properly completed, signed and received.

Each Fund calculates its NAV twice each Business Day at 1:00 p.m., Eastern time and at the regularly-scheduled close of normal trading on the NYSE (normally, 4:00 p.m., Eastern time). For you to be eligible to receive dividends declared on the day you submit your purchase request, a Fund must receive your request in good order before 1:00 p.m., Eastern time and federal funds (readily avail-able funds) before the regularly-scheduled close of normal trading on the NYSE.

How We Calculate NAV
NAV for one Fund share is the value of that share's portion of all of the as-sets in the Fund.

In calculating NAV for the Funds, we generally value the securities in a Fund's investment portfolio using the amortized cost valuation method, which is de-scribed in detail in our Statement of Additional Information. If this method is determined to be unreliable during certain market conditions or for other rea-sons, a Fund may value its portfolio at market price or fair value prices may be determined in good faith using methods approved by the Board of Directors.

How to Sell Your Fund Shares
You may sell shares directly by:
 . Mail
 . Telephone, or
 . By Writing a Check Directly From Your Account

Holders of Institutional Shares may sell (sometimes called "redeem") shares by following procedures established when they opened their account or accounts. If you have questions, call (800) 909-1989 (from overseas, call (617) 557-1755).

You may sell your shares by sending a written request for redemption to:
  Excelsior Funds
  c/o Chase Global Funds Services Company
  P.O. Box 2798
  Boston, MA 02208-2798

Please be sure to indicate the number of shares to be sold, identify your ac-count number and sign the request.

If you own your shares directly and previously indicated on your account appli-cation or arranged in writing to do so, you may sell your shares on any Busi-ness Day by contacting a Fund directly by telephone at (800) 909-1989 (from overseas, call (617) 557-1755). We may reject a telephone redemption request if we deem it advisable to do so.

If you would like to sell $50,000 or more of your shares, or any amount if the proceeds are to be sent to an address other than the address of record, please notify the Fund in writing and include a signature guarantee by a bank or other financial institution (a notarized signature is not sufficient).

If you own your shares directly and previously indicated on your account appli-cation or arranged in writing to do so, you may sell your shares by writing a check for at least $500 drawn on your account. Checks are available free of charge, and may be obtained by calling (800) 909-1989 (from overseas, call
(617) 557-1755). You cannot use a check to close your account.

The sale price of each share will be the next NAV determined after the Fund re-ceives your request in good order.

Receiving Your Money
Normally, we will send your sale proceeds the next Business Day after we re-ceive your redemption request in good order. Your proceeds can be wired to your bank account or sent to you by check. If you recently purchased your shares by check, redemption proceeds may not be available until your check has cleared (which may take up to 15 Business Days).

Redemptions in Kind
We generally pay sale (redemption) proceeds in cash. However, under unusual conditions that make the payment of cash unwise, we might pay all or part of your redemption proceeds in liquid securities with a market value equal to the redemption price (redemption in kind). It is highly unlikely that your shares would ever be redeemed in kind, but if they were you would probably have to pay transaction costs to sell the securities distributed to you, as well as taxes on any capital gains from the sale as with any redemption.

Involuntary Sales of Your Shares
If your account balance drops below $500 because of redemptions, you may be re-quired to sell your shares. But, we will always give you at least 60 days' written notice to give you time to add to your account and avoid the sale of your shares.

      -------------------------------------------------------------

 .......................................
                                      ................................

Suspension of Your Right to Sell Your Shares
A Fund may suspend your right to sell your shares if the NYSE restricts trad-ing, the SEC declares an emergency or for other reasons. More information about this is in our Statement of Additional Information.

How to Exchange Your Shares
You may exchange your shares on any Business Day for Institutional Shares of any portfolio of Excelsior Institutional Trust. In order to protect other shareholders, we may limit your exchanges to no more than six per year, and we may reject any exchange request. Shares can be exchanged directly by mail, or by telephone if you previously selected the telephone exchange option on the account application.

If you recently purchased shares by check, you may not be able to exchange your shares until your check has cleared (which may take up to 15 Business Days). This exchange privilege may be changed or canceled at any time.

When you exchange shares, you are really selling your shares and buying other Fund shares. So, your sale price and purchase price will be based on the NAV next calculated after the Fund receives your exchange request in good order.

Telephone Transactions
Purchasing, selling and exchanging Fund shares over the telephone is extremely convenient, but not without risk. Although the Funds have certain safeguards and procedures to confirm the identity of callers and the authenticity of in-structions, the Funds are not responsible for any losses or costs incurred by following telephone instructions we reasonably believe to be genuine. If you or your financial institution transact with a Fund over the telephone, you will generally bear the risk of any loss.

Authorized Intermediaries
Certain intermediaries, such as brokers or other shareholder organizations, are authorized to accept purchase, redemption and exchange requests for Fund shares. These intermediaries may authorize other organizations to accept pur-chase, redemption and exchange requests for Fund shares. These requests are normally executed at the NAV next determined after the intermediary receives the request in good order. Authorized intermediaries are responsible for trans-mitting requests and delivering funds on a timely basis.

Shareholder Servicing
The Funds are permitted to pay a shareholder servicing fee to certain share-holder organizations for providing services to their customers who hold shares of the Funds. These services may include assisting in the processing of pur-chase, redemption and exchange requests and providing periodic account state-ments. The shareholder servicing fee may be up to 0.15% of the average daily net asset value of Fund shares held by clients of a shareholder organization.

Dividends, Distributions and Taxes
Each Fund distributes its income by declaring a dividend daily and paying accu-mulated dividends monthly.

Each Fund makes distributions of capital gains, if any, at least annually. If you own Fund shares on a Fund's record date, you will be entitled to receive the distribution.

Dividends and distributions for shares held of record by U.S. Trust and its af-filiates or correspondent banks will be paid in cash. Otherwise, dividends and distributions will be paid in the form of additional Fund shares unless you elect to receive payment in cash. To elect cash payment, you must notify the Fund in writing prior to the date of the distribution. Your election will be effective for dividends and distributions paid after the Fund receives your written notice. To cancel your election, simply send the Fund written notice.

Taxes
Please consult your tax adviser regarding your specific questions about feder-al, state and local income taxes. Below we have summarized some important tax issues that affect the Funds and their shareholders. This summary is based on current tax laws, which may change.

Each Fund will distribute substantially all of its income and capital gains, if any. The dividends and distributions you receive may be subject to federal, state and local taxation, depending upon your tax situation. Distributions you receive from a Fund may be taxable whether or not you reinvest them. Income distributions are generally taxable at ordinary income tax rates. Capital gains distributions are generally taxable at the rates applicable to long-term capi-tal gains. Each sale or exchange of Fund shares is a taxable event.

More information about taxes is in the Statement of Additional Information.

Excelsior Funds, Inc.

Investment Adviser
United States Trust Company of New York
114 W. 47th Street
New York, New York 10036

U.S. Trust Company
225 High Ridge Road
East Building
Stamford, Connecticut 06905

Distributor
Edgewood Services, Inc.
5800 Corporate Drive
Pittsburgh, Pennsylvania 15237-5829

More information about each Fund is available without charge through the fol-lowing:

Statement of Additional Information (SAI)
The SAI dated August 1, 1999 includes detailed information about Excelsior Funds, Inc. The SAI is on file with the SEC and is incorporated by reference into this prospectus. This means that the SAI, for legal purposes, is a part of this prospectus.

Annual and Semi-Annual Reports
These reports contain additional information about the Funds' investments. The Annual Report also lists each Fund's holdings and contains information from the Fund's managers about strategies, recent market conditions and trends.

To Obtain More Information:
By Telephone: Call (800) 909-1989 (from overseas, call (617) 557-1755)

By Mail: Excelsior Funds, 73 Tremont Street, Boston, Massachusetts 02108-3913

By Internet: http://www.excelsiorfunds.com

From the SEC: You can also obtain the SAI or the Annual and Semi-Annual re-ports, as well as other information about Excelsior Funds, Inc., from the SEC's website ("http://www.sec.gov"). You may review and copy documents at the SEC Public Reference Room in Washington, DC (for information call 1-800-SEC-0330). You may request documents by mail from the SEC, upon payment of a duplicating fee, by writing to: Securities and Exchange Commission, Public Reference Sec-tion, Washington, DC 20549-6009. Excelsior Funds, Inc.'s Investment Company Act registration number is 811-4088.